UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023

Biomea Fusion, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40335	82-2520134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlefield Road, 4th Floor Redwood City, CA	94063
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 980-9099

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	BMEA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2023, Biomea Fusion, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the “Underwriters”) pursuant to which the Company agreed to issue and sell 5,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Underwriters at a public offering price of $30.00 per share (the “Offering”). Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 750,000 shares of Common Stock at the same price per share (the “Option Shares”). On March 30, 2023, the Underwriters exercised in full their option to purchase the Option Shares. The Offering, including the sale of the Option Shares, closed on April 3, 2023.

Giving effect to the sale of the Option Shares, the aggregate net proceeds to the Company from the Offering are expected to be approximately $161.6 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering, together with its existing cash, cash equivalents, restricted cash and investments to fund: (i) the continued clinical development of BMF-219, an orally bioavailable, potent and selective covalent inhibitor of menin, for the treatment of patients with liquid and solid tumors, as well as patients with type 2 diabetes; (ii) its exploration of the potential clinical utility of BMF-219 in other diabetic patient populations, including type 1 diabetes; (iii) IND-enabling studies and the clinical development of BMF-500, a covalent inhibitor of FLT3; (iv) its ongoing efforts to develop product candidates from our FUSION System discovery platform; and (v) other general corporate purposes.

The Offering was made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-267884) (the “Registration Statement”), which was previously filed with the Securities and Exchange Commission on October 14, 2022 and was declared effective on October 24, 2022, and a related prospectus included in the Registration Statement, as supplemented by a preliminary prospectus supplement dated March 29, 2023 and a final prospectus supplement dated March 29, 2023.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company and also provides for customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement. The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Goodwin Procter LLP, counsel to the Company, delivered an opinion as to legality of the issuance and sale of the Common Stock in the Offering, a copy of which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On March 29, 2023, the Company issued a press release announcing the Offering and on March 29, 2023, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated as of March 29, 2023, by and between the Company and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein.

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

99.1	Press Release issued by the Company on March 29, 2023.

99.2	Press Release issued by the Company on March 29, 2023.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMEA FUSION, INC.

Date: April 3, 2023	By:	/s/ Thomas Butler
Thomas Butler
Principal Executive Officer